EXHIBIT 15.1

LETTER OF SHEARER TAYLOR & CO.

RE UNAUDITED INTERIM FINANCIAL INFORMATION

[LETTERHEAD OF SHEARER TAYLOR & CO.]
First M&F Corporation
221 East Washington Street
Kosciusko, Mississippi

We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim financial information of First M&F Corporation as of March 31, 2000 and for the periods ended March 31, 2000 and 1999, as indicated in our report dated May 8, 2000. Because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, is incorporated by reference in your Registration Statement on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ Shearer, Taylor & Co., P.A.

Ridgeland, Mississippi
July 17, 2000